Exhibit 99.1

Tenet Reports Results for the Third Quarter Ended September 30, 2017

●	Reported a net loss from continuing operations attributable to Tenet shareholders of $366 million or $3.63 per diluted share. Adjusted diluted loss per share from continuing operations was $0.17.

●
Adjusted EBITDA was $507 million including an estimated $30 million impact due to lower revenues and higher expenses related to Hurricanes Harvey and Irma and $10 million of lower-than-anticipated revenues from the Texas Medicaid Waiver and Florida Medicaid programs.

●
Same-hospital patient revenue decreased 2.3% and reflects a 2.2% decrease in adjusted admissions and a 0.2% decrease in revenue per adjusted admission. Hospital segment Adjusted EBITDA totaled $269 million.

●
Ambulatory Care segment revenue increased 0.9% on a same-facility system-wide basis, with cases decreasing 2.4% and revenue per case increasing 3.4%. Adjusted EBITDA for the Ambulatory segment was $159 million, a 1.3% increase, representing a margin of 34.0%.

●
Revenue from Conifer Health Solutions increased 0.8% with revenue from third parties increasing 5.4%. Conifer generated $79 million of Adjusted EBITDA, flat with the third quarter of 2016, representing a margin of 19.7%.

●
Net cash provided by operating activities in the nine months of 2017 was $709 million, a $142 million decrease when compared to $851 million in the first nine months of 2016. Free Cash Flow was $217 million in the first nine months of 2017, a $20 million decrease when compared to $237 million in the first nine months of 2016. Adjusted Free Cash Flow was $308 million in the first nine months of 2017, a $60 million decrease when compared to $368 million in the first nine months of 2016.

●
2017 Outlook has been lowered to reflect a net loss from continuing operations attributable to Tenet common shareholders of a loss of $372 million to a loss of $367 million, Adjusted EBITDA of $2.375 billion to $2.425 billion, a diluted loss per share from continuing operations of a loss of $3.68 to a loss of $3.63 and Adjusted diluted earnings per share from continuing operations of $0.59 to $0.74.

DALLAS – November 6, 2017 – Tenet Healthcare Corporation (NYSE: THC) reported a net loss from continuing operations attributable to Tenet shareholders of $366 million in the third quarter of 2017 compared to a $9 million net loss from continuing operations in the third quarter of 2016. Adjusted EBITDA was $507 million in the third quarter of 2017 compared to $582 million in the third quarter of 2016.

“Consistent with the announcement that we made in late October, we delivered Adjusted EBITDA within our Outlook range for the quarter.  Reflecting on the impact of Hurricanes Harvey and Irma and a softer volume environment, we are lowering our full year 2017 Adjusted EBITDA Outlook to

$2.375 billion to $2.425 billion,” said Ronald A. Rittenmeyer, executive chairman and CEO.  “We are partially offsetting the volume declines with tighter cost controls, but the one-time impacts are difficult to recover in a short period of time. We are challenging ourselves to improve accountability, agility and decision making, changing how we manage our business day-to-day, and reiterating our focus on quality and service.”

The $75 million year-over-year decline in Adjusted EBITDA was primarily attributable to the following items:

(i) a $55 million decline in California Provider Fee revenue, with no revenue being recorded under the program in the third quarter of 2017 since the 2017 program has not yet been approved by the Centers for Medicare and Medicaid Services (CMS); this compares to $55 million in the third quarter of 2016;

(ii) an estimated $30 million of lower revenues and higher expenses associated with Hurricanes Harvey and Irma, prior to any insurance recoveries the Company may receive in future periods. Approximately $20 million of the $30 million impacted the Hospital Operations and other segment and the remaining $10 million impacted the Ambulatory Care segment.

(iii) approximately $20 million due to the sale of the Company’s hospitals and related assets in Houston, effective August 1, 2017.

Hospital Operations and Other Segment

Net operating revenues in the Hospital Operations and other segment was $3.856 billion, down 4.6 percent from $4.040 billion in the third quarter of 2016; in order to improve comparability, these revenue figures exclude revenue generated by the Company’s health plans in both periods since the Company is exiting this business. The decline was primarily due to: (i) a decline in adjusted admissions, including the impact of Hurricane Irma; (ii) the Company not being able to record revenue under the California Provider Fee Program in the third quarter of 2017; and (iii) the sale of our former hospitals and related assets in Houston.

On a same-hospital basis, patient revenue was $3.777 billion, down 2.3 percent from $3.867 billion in the third quarter of 2016. The decline was primarily due to a 2.2 percent decline in adjusted admissions and a 0.2 percent decline in net patient revenue per adjusted admission. The Company’s same-hospital revenue per adjusted admission was lowered by approximately 150 basis points due to the lack of CMS approval of the California Provider Fee Program. The Company estimates that Hurricane Irma lowered same-hospital admissions and adjusted admissions by approximately 50 basis points. Excluding the impact of the hurricane as well as patients that were insured by Humana in both the third quarters of 2016 and 2017, same-hospital admissions declined 1.2 percent and adjusted admissions declined 0.8 percent.

Adjusted EBITDA in Tenet’s hospital segment was $269 million, representing a decline of $77 million or 22.3 percent as compared to $346 million in the third quarter of 2016. The $77 million decline in Adjusted EBITDA in the hospital segment was primarily driven by: (i) the $55 million decline in revenue from the California Provider Fee program; (ii) an estimated $20 million of lower revenues and higher expenses associated with Hurricane Irma; and (iii) approximately $20 million due to the sale of our former hospitals and related assets in Houston. In addition, a $33 million increase in same-hospital self-pay net revenues contributed to a $26 million increase in the provision for doubtful accounts on a same hospital basis, from $308 million in the third quarter of 2016 to $334 million in the third quarter of 2017, which placed pressure on the year-over-year EBITDA comparison.

Tenet’s health plan business generated losses of $6 million in the third quarter of 2017 versus a loss of $6 million on the EBITDA line in the third quarter of 2016. The revenue and expenses associated with the Company’s health plan operations are included in Tenet’s consolidated statements of operations; however, the results are excluded from Adjusted EBITDA in both periods.

Selected operating expenses in the segment, defined as the sum of salaries, wages and benefits, supplies and other operating expenses, increased 1.7 percent on a per adjusted admission basis in the third quarter of 2017.

Exchanges

Tenet’s same-hospital exchange admissions were 4,856 in the third quarter of 2017, down 6.8 percent from the third quarter of 2016. Same-hospital exchange outpatient visits were 49,089 in the third quarter of 2017, up 4.3 percent from the third quarter of 2016.

Uncompensated Care

Tenet’s provision for doubtful accounts was $355 million in the third quarter of 2017, representing a ratio of 7.2 percent of revenues before bad debt, as compared to $367 million in the third quarter of 2016, or 7.0 percent of revenues before bad debt. The increase in the bad debt ratio was primarily attributable to a $33 million increase in same-hospital self-pay revenues.

Tenet’s uncompensated care costs, defined as the sum of the provision for doubtful accounts, charity care write-offs and uninsured discounts, were $1.361 billion and $1.318 billion in the third quarters of 2017 and 2016, respectively, including $1.006 billion and $951 million, respectively, of charity care write-offs and uninsured discounts that were offered through Tenet’s Compact with Uninsured Patients. Uncompensated care in the third quarter of 2017 represented 22.9 percent of revenue before bad debts, uninsured discounts and charity care write-offs, up from 21.4 percent in the third quarter of 2016. Nearly all of Tenet’s uncompensated care is associated with the Hospital Operations and other segment.

Uninsured plus charity admissions decreased by 210 admissions, or 2.0 percent on a same-hospital basis in the third quarter of 2017 compared to the third quarter of 2016. Uninsured plus charity outpatient visits decreased by 15,694 visits, or 11.8 percent, on a same-hospital basis.

Ambulatory Care Segment

During the third quarter of 2017, the Ambulatory segment produced net operating revenues of $468 million, representing an increase of 4.5 percent as compared to $448 million in the third quarter of 2016. In addition, the Ambulatory segment generated Adjusted EBITDA of $159 million, up 1.3 percent from $157 million in the third quarter of 2016 and Adjusted EBITDA less facility-level noncontrolling interest was $104 million, up 1.0 percent from $103 million in the third quarter of 2016. Hurricanes Harvey and Irma lowered EBITDA and EBITDA less facility-level noncontrolling interest by approximately $10 million and $4 million, respectively, during the third quarter of 2017.

The results of many of the facilities in which the Ambulatory segment has an investment are not consolidated by Tenet. To help analyze the segment’s results of operations, management uses system-wide measures which include revenues and cases of both consolidated and unconsolidated facilities. On a same-facility system-wide basis, revenue in the Ambulatory segment increased 0.9 percent, with cases decreasing 2.4 percent and revenue per case increasing 3.4 percent. Hurricanes Harvey and Irma lowered same-facility system-wide case growth by approximately 210 basis points. Also, one less surgical day in the quarter lowered case growth 100 basis points. On a same-day basis and excluding the hurricanes, same-facility system-wide revenue increased 4.0 percent and cases were up 0.7 percent.

Conifer Segment

During the third quarter of 2017, Conifer’s revenue increased 0.8 percent to $401 million, up from $398 million in the third quarter of 2016. Revenue from third party customers increased 5.4 percent to $252 million. Conifer generated $79 million of Adjusted EBITDA in both the third quarters of 2017 and 2016.

Net Income and Earnings Per Share

Tenet reported a net loss from continuing operations attributable to Tenet shareholders of $366 million, or a loss of $3.63 per diluted share, in the third quarter of 2017 compared to a net loss of $9 million, or a loss of $0.09 per diluted share, in the third quarter of 2016.

As shown on Table #2, the net loss from continuing operations attributable to Tenet shareholders of approximately $366 million included: (i) a $329 million pre-tax impairment and restructuring charge, primarily related to the write-down of assets held for sale in Philadelphia and the United Kingdom to their estimated fair value; (ii) a $104 million pre-tax gain on sale, primarily related to the sale of the Company’s former hospitals and related assets in Houston; (iii) a $138 million pre-tax loss from the early extinguishment of debt related to the Company’s refinancing transactions and debt redemption in the quarter; and (iv) other items that lowered pre-tax income by $12 million.

These items collectively lowered pre-tax income by approximately $375 million, lowered after-tax income by approximately $349 million and lowered diluted earnings per share by approximately $3.46. The net loss in the third quarter of 2017 does not include the pre-tax restructuring charge of approximately $40 million related to the $150 million cost reduction initiative that was announced on October 27, 2017; this charge will be recorded in the fourth quarter of 2017.

After adjusting for the items listed on Table #2, Tenet recorded an Adjusted net loss from continuing operations attributable to Tenet shareholders of $17 million, or a loss of $0.17 per diluted share, during the third quarter of 2017, as compared to Adjusted net income from continuing operations attributable to Tenet shareholders of $20 million, or $0.20 per diluted share, in the third quarter of 2016.

A reconciliation of GAAP net income (loss) attributable to Tenet shareholders to Adjusted net income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations attributable to Tenet shareholders is contained in Table #2 at the end of this release.

Cash Flow and Liquidity

Cash and cash equivalents were $429 million at September 30, 2017 compared to $475 million at June 30, 2017. The Company had no outstanding borrowings on its $1 billion credit line as of September 30, 2017. Accounts receivable days outstanding from continuing operations were 55.6 at September 30, 2017 compared to 56.5 at December 31, 2016. The calculation of accounts receivable days outstanding from continuing operations: (i) includes the accounts receivable of the Company’s two hospitals in Philadelphia, MacNeal Hospital in the Chicago-area and the Aspen facilities in the United Kingdom, which have been classified in assets held for sale on the Condensed Consolidated Balance Sheet at September 30, 2017; (ii) excludes revenue from our former hospitals and related assets in Houston, which were divested on August 1, 2017, from the 2016 and 2017 periods; (iii) excludes health plan revenues from the 2016 and 2017 periods; and (iv) excludes California Provider Fee revenues from the 2016 period.

Net cash provided by operating activities for the nine months ended September 30, 2017 was $709 million, representing a $142 million decrease compared to $851 million in the first nine months of 2016. After subtracting $492 million and $614 million of capital expenditures in the nine months ended September 30, 2017 and September 30, 2016, respectively, Free Cash Flow was $217 million in the nine months ended September 30, 2017, representing a $20 million decline compared to $237 million in the comparable period in 2016. Adjusted Free Cash Flow was $308 million in the nine months ended September 30, 2017, representing a $60 million decline from $368 million in the comparable period in 2016. The primary reasons for the decline in cash flow from operations, Free Cash Flow and Adjusted Free Cash Flow during the nine months ended September 30, 2017 versus the comparable period in 2016 include lower earnings in the 2017 period, lower cash flows from our health plan businesses in 2017 of approximately $100 million, and the timing of other working capital items, partially offset by lower capital expenditures of $122 million.

Net cash provided by investing activities was $227 million in the nine months ended September 30, 2017 compared to $150 million of net cash used in investing activities in the comparable period in 2016. The 2017 period included $826 million of proceeds from the sales of facilities and other assets, primarily from the sale of the Company’s Houston-area hospitals effective August 1, 2017 for net pre-tax proceeds of approximately $750 million; the 2016 period included $573 million of proceeds from the sale of the Company’s hospitals and related outpatient facilities in Georgia.

Net cash used in financing activities was $1.223 billion in the nine months ended September 30, 2017 compared to $408 million of net cash used in financing activities in the comparable period in 2016. The 2017 period included: (i) $722 million related to purchases of noncontrolling interests, primarily the Company’s purchase of an additional 23.7 percent of USPI, which increased Tenet’s ownership interest in the USPI joint venture to 80.0 percent; (ii) the refinancing activities that were completed in the second and third quarters of 2017; and (iii) the redemption of $250 million aggregate principal amount of Tenet’s 8.0 percent senior unsecured notes due 2020 on September 11, 2017, which will lower future annual cash interest payments by $20 million.

Reconciliations of net cash provided by operating activities to both Free Cash Flow and Adjusted Free Cash Flow are contained in Table #3 at the end of this release.

Outlook

The Company’s revised Outlook for 2017 includes:

●	Revenue of $18.9 billion to $19.1 billion, excluding approximately $110 million of revenue from the Company’s health plans,

●	Net loss from continuing operations attributable to Tenet common shareholders ranging from a loss of $372 million to a loss of $367 million,

●	Adjusted EBITDA of $2.375 billion to $2.425 billion,

●	Net cash provided by operating activities of $1.0 billion to $1.3 billion,

●	Adjusted Free Cash Flow of $450 million to $650 million,

●	Diluted loss per share from continuing operations attributable to Tenet shareholders ranging from a loss of $3.68 to a loss of $3.63, and

●	Adjusted diluted earnings per share from continuing operations attributable to Tenet shareholders of $0.59 to $0.74.

The Company is lowering the midpoint of its 2017 Adjusted EBITDA Outlook range by $100 million to reflect: (i) approximately $60 million of lower revenues and higher expenses associated with Hurricanes Harvey and Irma, prior to any insurance recoveries the Company may receive in future periods, with approximately $30 million reflected in the Company’s results for the third quarter of 2017 and an additional $30 million included in the Company’s Outlook for the fourth quarter of 2017, primarily related to additional repair costs at facilities that were damaged by the hurricanes; (ii) approximately $15 million of lower-than-anticipated revenue from the Texas and Florida Medicaid programs, of which, $10 million was recognized in the third quarter of 2017; (iii) approximately $17 million of executive severance and related stock-based compensation expense to be recorded in the fourth quarter of 2017; and, (iv) approximately $8 million from other items, primarily lower volume growth, higher bad debt and the timing of Ambulatory acquisitions, partially offset by the Company’s cost reduction initiatives.

The Outlook for 2017 assumes equity in earnings of unconsolidated affiliates of $140 million to $150 million, electronic health record incentives of approximately $10 million, net income attributable to noncontrolling interests of $370 million to $380 million and an average diluted share count of 101 million. In addition, the Outlook assumes that CMS will approve the proposed California Provider Fee program for the 30-month period from January 2017 through June 2019 during the fourth quarter of 2017 and further assumes that the Company will record approximately $220 million to $230 million of revenue and Adjusted EBITDA during 2017 as a result of this program. In 2016, the Company recorded $232 million of revenue under the California Provider Fee program. The Company will not be able to recognize any revenue under the 2017 program until CMS approves the program. Finally, the Adjusted EBITDA Outlook excludes approximately $50 million of losses in 2017 that the Company expects to incur in its health plan business.

The Company’s Outlook for the fourth quarter of 2017 includes:

●	Revenue of $4.8 billion to $5.0 billion, excluding approximately $10 million of revenue from the Company’s health plans,

●	Net income from continuing operations attributable to Tenet shareholders ranging from $102 million to $107 million,

●	Adjusted EBITDA of $771 million to $821 million,

●	Earnings per diluted share from continuing operations attributable to Tenet shareholders ranging from $1.01 to $1.06, and

●	Adjusted earnings per diluted share from continuing operations attributable to Tenet shareholders ranging from $1.20 to $1.35.
The Outlook for the fourth quarter assumes equity in earnings of unconsolidated affiliates of approximately $50 million, $2 million of electronic health record incentives, net income attributable to noncontrolling interests of $116 million to $126 million, a pre-tax restructuring charge of approximately $40 million related to the $150 million cost reduction initiative that was announced on October 27, 2017, and an average diluted share count of 101 million. The Outlook for the fourth quarter of 2017 includes $220 million to $230 million of revenue and Adjusted EBITDA associated with the California Provider Fee program, whereas the Company’s results in the fourth quarter of 2016 included $65 million of revenue and Adjusted EBITDA associated with the program.

Additional details on Tenet’s Outlook for both the fourth quarter and calendar year 2017 are available in Tables #4 and #5 at the end of this press release and in an accompanying slide presentation that is accessible through the Company’s website at www.tenethealth.com/investors.

Management’s Webcast Discussion of Third Quarter Results

Tenet management will discuss the Company’s third quarter 2017 results on a webcast scheduled for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 7, 2017. Investors can access the webcast through the Company’s website at www.tenethealth.com/investors. A set of slides, which will be referred to on the conference call, is available on the Quarterly Results section of the Company’s website.

Additional information regarding Tenet’s quarterly results of operations is contained in its Form 10‑K report for the twelve months ended December 31, 2016 and Form 10-Q report for the period ended September 30, 2017, which will be filed with the Securities and Exchange Commission and posted on the Company’s website before the webcast.

This press release includes certain non-GAAP measures, such as Adjusted EBITDA, Adjusted net income (loss) from continuing operations attributable to Tenet shareholders, Adjusted diluted earnings (loss) per share from continuing operations attributable to Tenet shareholders, Free Cash Flow and Adjusted Free Cash Flow. Reconciliations of these measures to the most comparable GAAP measure are contained in the tables at the end of this release.

Tenet Healthcare Corporation is a diversified healthcare services company with nearly 130,000 employees united around a common mission: to help people live happier, healthier lives.  Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the Company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

###

Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Corporate Communications Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarterly period ended September 30, 2017 and other filings with the Securities and Exchange Commission.

Tenet uses its Company website to provide important information to investors about the Company including the posting of important announcements regarding financial performance and corporate developments.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended September 30,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$4,941		$5,216		(5.3)%
Less: Provision for doubtful accounts	355		367		(3.3)%
Net operating revenues	4,586	100.0%	4,849	100.0%	(5.4)%
Equity in earnings of unconsolidated affiliates	38	0.8%	31	0.6%	22.6%
Operating expenses:
Salaries, wages and benefits	2,264	49.4%	2,308	47.6%	(1.9)%
Supplies	740	16.1%	767	15.8%	(3.5)%
Other operating expenses, net	1,120	24.4%	1,231	25.4%	(9.0)%
Electronic health record incentives	(1)	0.0%	(2)	0.0%	(50.0)%
Depreciation and amortization	219	4.8%	205	4.2%
Impairment and restructuring charges, and acquisition-related costs	329	7.2%	31	0.6%
Litigation and investigation costs	6	0.1%	4	0.1%
Gains on sales, consolidation and deconsolidation of facilities	(104)	(2.3)%	(3)	(0.1)%
Operating income	51	1.1%	339	7.0%
Interest expense	(257)		(243)
Other non-operating expense, net	(4)		(7)
Loss from early extinguishment of debt	(138)		—
Net income (loss) from continuing operations, before income taxes	(348)		89
Income tax benefit (expense)	60		(10)
Net income (loss) from continuing operations, before discontinued operations	(288)		79
Discontinued operations:
Income (loss) from operations	(1)		2
Income tax expense	—		(1)
Net income (loss) from discontinued operations	(1)		1
Net income (loss)	(289)		80
Less: Net income attributable to noncontrolling interests	78		88
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(367)		$(8)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(366)		$(9)
Net income (loss) from discontinued operations, net of tax	(1)		1
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(367)		$(8)
Earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(3.63)		$(0.09)
Discontinued operations	(0.01)		0.01
	$(3.64)		$(0.08)
Diluted
Continuing operations	$(3.63)		$(0.09)
Discontinued operations	(0.01)		0.01
	$(3.64)		$(0.08)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,812		99,523
Diluted*	100,812		99,523

*Had we generated income from continuing operations in the three months ended September 30, 2017 and 2016 the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 711 thousand and 1,455 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Nine Months Ended September 30,
	2017	%	2016	%	Change
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$15,310		$15,856		(3.4)%
Less: Provision for doubtful accounts	1,109		1,095		1.3%
Net operating revenues	14,201	100.0%	14,761	100.0%	(3.8)%
Equity in earnings of unconsolidated affiliates	95	0.7%	85	0.6%	11.8%
Operating expenses:
Salaries, wages and benefits	6,990	49.3%	7,012	47.5%	(0.3)%
Supplies	2,285	16.1%	2,351	15.9%	(2.8)%
Other operating expenses, net	3,466	24.4%	3,686	25.0%	(6.0)%
Electronic health record incentives	(8)	(0.1)%	(23)	(0.2)%	(65.2)%
Depreciation and amortization	662	4.7%	632	4.3%
Impairment and restructuring charges, and acquisition related costs	403	2.8%	81	0.5%
Litigation and investigation costs	12	0.1%	291	2.0%
Gains on sales, consolidation and deconsolidation of facilities	(142)	(1.0)%	(151)	(1.0)%
Operating income	628	4.4%	967	6.6%
Interest expense	(775)		(730)
Other non-operating expense, net	(14)		(18)
Loss from early extinguishment of debt	(164)		—
Net income (loss) from continuing operations, before income taxes	(325)		219
Income tax benefit (expense)	105		(61)
Net income (loss) from continuing operations, before discontinued operations	(220)		158
Discontinued operations:
Loss from operations	(1)		(5)
Income tax benefit	—		—
Net loss from discontinued operations	(1)		(5)
Net income (loss)	(221)		153
Less: Net income attributable to noncontrolling interests	254		266
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(475)		$(113)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(474)		$(108)
Net loss from discontinued operations, net of tax	(1)		(5)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(475)		$(113)
Net loss per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(4.72)		$(1.09)
Discontinued operations	(0.01)		(0.05)
	$(4.73)		$(1.14)
Diluted
Continuing operations	$(4.72)		$(1.09)
Discontinued operations	(0.01)		(0.05)
	$(4.73)		$(1.14)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,475		99,210
Diluted*	100,475		99,210

*Had we generated income from continuing operations in the nine months ended September 30, 2017 and 2016, the effect of employee stock options, restricted stock units and deferred compensation units on the diluted shares calculation would have been an increase of 747 thousand and 1,470 thousand shares, respectively.

TENET HEALTHCARE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(Dollars in millions)	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$429	$716
Accounts receivable, less allowance for doubtful accounts	2,567	2,897
Inventories of supplies, at cost	297	326
Income tax receivable	14	4
Assets held for sale	842	29
Other current assets	1,160	1,285
Total current assets	5,309	5,257
Investments and other assets	1,253	1,250
Deferred income taxes	783	871
Property and equipment, at cost, less accumulated depreciation and amortization	7,077	8,053
Goodwill	7,022	7,425
Other intangible assets, at cost, less accumulated amortization	1,764	1,845
Total assets	$23,208	$24,701

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$140	$191
Accounts payable	1,100	1,329
Accrued compensation and benefits	800	872
Professional and general liability reserves	210	181
Accrued interest payable	336	210
Liabilities held for sale	407	9
Other current liabilities	1,146	1,242
Total current liabilities	4,139	4,034
Long-term debt, net of current portion	14,741	15,064
Professional and general liability reserves	617	613
Defined benefit plan obligations	596	626
Deferred income taxes	—	279
Other long-term liabilities	604	610
Total liabilities	20,697	21,226
Commitments and contingencies
Redeemable noncontrolling interests in equity of consolidated subsidiaries	1,816	2,393
Equity:
Shareholders’ equity:
Common stock	7	7
Additional paid-in capital	4,835	4,827
Accumulated other comprehensive loss	(238)	(258)
Accumulated deficit	(2,161)	(1,742)
Common stock in treasury, at cost	(2,419)	(2,417)
Total shareholders’ equity	24	417
Noncontrolling interests	671	665
Total equity	695	1,082
Total liabilities and equity	$23,208	$24,701

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30,
	2017	2016
Net income (loss)	$(221)	$153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	662	632
Provision for doubtful accounts	1,109	1,095
Deferred income tax expense (benefit)	(145)	32
Stock-based compensation expense	44	51
Impairment and restructuring charges, and acquisition-related costs	403	81
Litigation and investigation costs	12	291
Gains on sales, consolidation and deconsolidation of facilities	(142)	(151)
Loss from early extinguishment of debt	164	—
Equity in earnings of unconsolidated affiliates, net of distributions received	(4)	2
Amortization of debt discount and debt issuance costs	33	33
Pre-tax loss from discontinued operations	1	5
Other items, net	(19)	(3)
Changes in cash from operating assets and liabilities:
Accounts receivable	(1,046)	(1,156)
Inventories and other current assets	97	(95)
Income taxes	(14)	(1)
Accounts payable, accrued expenses and other current liabilities	(141)	(35)
Other long-term liabilities	7	48
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(88)	(132)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes	(3)	1
Net cash provided by operating activities	709	851
Cash flows from investing activities:
Purchases of property and equipment — continuing operations	(492)	(614)
Purchases of businesses or joint venture interests, net of cash acquired	(41)	(96)
Proceeds from sales of facilities and other assets	826	573
Proceeds from sales of marketable securities, long-term investments and other assets	20	36
Purchases of equity investments	(64)	(37)
Other long-term assets	(16)	(15)
Other items, net	(6)	3
Net cash provided by (used in) investing activities	227	(150)
Cash flows from financing activities:
Repayments of borrowings under credit facility	(850)	(1,195)
Proceeds from borrowings under credit facility	850	1,195
Repayments of other borrowings	(4,099)	(112)
Proceeds from other borrowings	3,788	4
Debt issuance costs	(62)	(1)
Distributions paid to noncontrolling interests	(178)	(151)
Proceeds from sale of noncontrolling interests	29	19
Purchases of noncontrolling interests	(722)	(180)
Proceeds from exercise of stock options and employee stock purchase plan	5	4
Other items, net	16	9
Net cash used in financing activities	(1,223)	(408)
Net increase (decrease) in cash and cash equivalents	(287)	293
Cash and cash equivalents at beginning of period	716	356
Cash and cash equivalents at end of period	$429	$649
Supplemental disclosures:
Interest paid, net of capitalized interest	$(617)	$(596)
Income tax payments, net	$(54)	$(33)

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended September 30,				Nine Months Ended September 30,
and per visit amounts)	2017	2016	Change		2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	73	75	(2)	*	73	75	(2)	*
Total admissions	185,389	194,342	(4.6)%		572,877	600,039	(4.5)%
Adjusted patient admissions	332,035	345,207	(3.8)%		1,021,811	1,050,839	(2.8)%
Paying admissions (excludes charity and uninsured)	174,803	183,042	(4.5)%		541,526	568,017	(4.7)%
Charity and uninsured admissions	10,586	11,300	(6.3)%		31,351	32,022	(2.1)%
Admissions through emergency department	120,493	120,447	—%		368,773	378,786	(2.6)%
Paying admissions as a percentage of total admissions	94.3%	94.2%	0.1%	*	94.5%	94.7%	(0.2)%	*
Charity and uninsured admissions as a percentage of total admissions	5.7%	5.8%	(0.1)%	*	5.5%	5.3%	0.2%	*
Emergency department admissions as a percentage of total admissions	65.0%	62.0%	3.0%	*	64.4%	63.1%	1.3%	*
Surgeries — inpatient	50,939	54,701	(6.9)%		154,844	164,835	(6.1)%
Surgeries — outpatient	67,321	72,646	(7.3)%		208,291	225,296	(7.5)%
Total surgeries	118,260	127,346	(7.1)%		363,135	390,131	(6.9)%
Patient days — total	853,059	894,323	(4.6)%		2,656,277	2,802,150	(5.2)%
Adjusted patient days	1,502,831	1,567,894	(4.1)%		4,663,779	4,851,535	(3.9)%
Average length of stay (days)	4.60	4.60	—%		4.64	4.67	(0.6)%
Licensed beds (at end of period)	19,433	20,340	(4.5)%		19,433	20,340	(4.5)%
Average licensed beds	19,783	20,367	(2.9)%		20,218	20,757	(2.6)%
Utilization of licensed beds	46.9%	47.7%	(0.8)%	*	48.1%	49.3%	(1.2)%	*
Outpatient Visits
Total visits	1,867,471	2,009,019	(7.0)%		5,889,261	6,193,924	(4.9)%
Paying visits (excludes charity and uninsured)	1,741,815	1,862,046	(6.5)%		5,499,724	5,742,955	(4.2)%
Charity and uninsured visits	125,656	146,973	(14.5)%		389,537	450,969	(13.6)%
Emergency department visits	685,096	707,713	(3.2)%		2,142,932	2,213,321	(3.2)%
Paying visits as a percentage of total visits	93.3%	92.7%	0.6%	*	93.4%	92.7%	0.7%	*
Charity and uninsured visits as a percentage of total visits	6.7%	7.3%	(0.6)%	*	6.6%	7.3%	(0.7)%	*
Total emergency department admissions and visits	805,589	828,160	(2.7)%		2,511,705	2,592,107	(3.1)%
Revenues
Net inpatient revenues	$2,434	$2,644	(7.9)%		$7,609	$8,013	(5.0)%
Net outpatient revenues	$1,426	$1,417	0.6%		$4,418	$4,391	0.6%
Total patient revenues	$3,860	$4,061	(4.9)%		$12,027	$12,404	(3.0)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,129	$13,605	(3.5)%		$13,282	$13,354	(0.5)%
Net inpatient revenue per patient day	$2,853	$2,956	(3.5)%		$2,865	$2,860	0.2%
Net outpatient revenue per visit	$764	$705	8.4%		$750	$709	5.8%
Net patient revenue per adjusted patient admission	$11,625	$11,764	(1.2)%		$11,770	$11,804	(0.3)%
Net patient revenue per adjusted patient day	$2,568	$2,590	(0.8)%		$2,579	$2,557	0.9%
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,367	$10,190	1.7%		$10,348	$10,147	2.0%
Net Patient Revenues from:
Medicare	20.0%	19.9%	0.1%	*	20.4%	20.5%	(0.1)%	*
Medicaid	6.5%	8.4%	(1.9)%	*	6.7%	8.2%	(1.5)%	*
Managed care	62.5%	64.0%	(1.5)%	*	62.4%	61.5%	0.9%	*
Indemnity, self-pay and other	11.0%	7.7%	3.3%	*	10.5%	9.8%	0.7%	*

(1) Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.
(2) Excludes operating expenses from Tenet's health plans.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day,
per admission, per adjusted admission	Three Months Ended September 30,				Nine Months Ended September 30,
and per visit amounts)	2017	2016	Change		2017	2016	Change

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	—	*	72	72	—	*
Total admissions	181,970	186,765	(2.6)%		553,651	569,112	(2.7)%
Adjusted patient admissions	320,821	327,960	(2.2)%		970,418	990,517	(2.0)%
Paying admissions (excludes charity and uninsured)	171,791	176,376	(2.6)%		524,588	540,172	(2.9)%
Charity and uninsured admissions	10,179	10,389	(2.0)%		29,063	28,940	0.4%
Admissions through emergency department	118,361	116,234	1.8%		357,078	359,694	(0.7)%
Paying admissions as a percentage of total admissions	94.4%	94.4%	—%	*	94.8%	94.9%	(0.1)%	*
Charity and uninsured admissions as a percentage of total admissions	5.6%	5.6%	—%	*	5.2%	5.1%	0.1%	*
Emergency department admissions as a percentage of total admissions	65.0%	62.2%	2.8%	*	64.5%	63.2%	1.3%	*
Surgeries — inpatient	50,074	52,556	(4.7)%		149,801	156,638	(4.4)%
Surgeries — outpatient	66,482	70,206	(5.3)%		202,796	215,632	(6.0)%
Total surgeries	116,556	122,762	(5.1)%		352,597	372,270	(5.3)%
Patient days — total	838,215	863,100	(2.9)%		2,570,717	2,657,969	(3.3)%
Adjusted patient days	1,466,266	1,508,217	(2.8)%		4,478,793	4,598,669	(2.6)%
Average length of stay (days)	4.61	4.62	(0.2)%		4.64	4.67	(0.6)%
Licensed beds (at end of period)	19,327	19,292	0.2%		19,327	19,292	0.2%
Average licensed beds	19,328	19,319	—%		19,297	19,326	(0.2)%
Utilization of licensed beds	47.1%	48.6%	(1.5)%	*	48.8%	50.4%	(1.6)%	*
Outpatient Visits
Total visits	1,813,595	1,917,200	(5.4)%		5,629,973	5,843,476	(3.7)%
Paying visits (excludes charity and uninsured)	1,696,468	1,784,379	(4.9)%		5,281,403	5,447,091	(3.0)%
Charity and uninsured visits	117,127	132,821	(11.8)%		348,570	396,385	(12.1)%
Emergency department visits	646,331	662,625	(2.5)%		1,987,743	2,038,946	(2.5)%
Paying visits as a percentage of total visits	93.5%	93.1%	0.4%	*	93.8%	93.2%	0.6%	*
Charity and uninsured visits as a percentage of total visits	6.5%	6.9%	(0.4)%	*	6.2%	6.8%	(0.6)%	*
Total emergency department admissions and visits	764,692	778,859	(1.8)%		2,344,821	2,398,640	(2.2)%
Revenues
Net inpatient revenues	$2,391	$2,533	(5.6)%		$7,342	$7,571	(3.0)%
Net outpatient revenues	$1,386	$1,334	3.9%		$4,195	$4,081	2.8%
Total patient revenues	$3,777	$3,867	(2.3)%		$11,537	$11,652	(1.0)%
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,140	$13,562	(3.1)%		$13,261	$13,303	(0.3)%
Net inpatient revenue per patient day	$2,852	$2,935	(2.8)%		$2,856	$2,848	0.3%
Net outpatient revenue per visit	$764	$696	9.8%		$745	$698	6.7%
Net patient revenue per adjusted patient admission	$11,773	$11,791	(0.2)%		$11,889	$11,764	1.1%
Net patient revenue per adjusted patient day	$2,576	$2,564	0.5%		$2,576	$2,534	1.7%
Net Patient Revenues from:
Medicare	20.1%	20.5%	(0.4)%	*	20.8%	21.1%	(0.3)%	*
Medicaid	6.6%	8.4%	(1.8)%	*	6.7%	8.2%	(1.5)%	*
Managed care	62.3%	64.3%	(2.0)%	*	62.3%	61.8%	0.5%	*
Indemnity, self-pay and other	11.0%	6.8%	4.2%	*	10.2%	8.9%	1.3%	*

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the nine months ended September 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.
* This change is the difference between the 2017 and 2016 amounts shown.

TENET HEALTHCARE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in millions except per share amounts)	Three Months Ended			Nine Months Ended
	3/31/2017	6/30/2017	9/30/2017	9/30/2017
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$5,196	$5,173	$4,941	$15,310
Less: Provision for doubtful accounts	383	371	355	1,109
Net operating revenues	4,813	4,802	4,586	14,201
Equity in earnings of unconsolidated affiliates	29	28	38	95
Operating expenses:
Salaries, wages and benefits	2,380	2,346	2,264	6,990
Supplies	765	780	740	2,285
Other operating expenses, net	1,187	1,159	1,120	3,466
Electronic health record incentives	(1)	(6)	(1)	(8)
Depreciation and amortization	221	222	219	662
Impairment and restructuring charges, and acquisition-related costs	33	41	329	403
Litigation and investigation costs	5	1	6	12
Gains on sales, consolidation and deconsolidation of facilities	(15)	(23)	(104)	(142)
Operating income	267	310	51	628
Interest expense	(258)	(260)	(257)	(775)
Other non-operating expense, net	(5)	(5)	(4)	(14)
Loss from early extinguishment of debt	—	(26)	(138)	(164)
Net income (loss) from continuing operations, before income taxes	4	19	(348)	(325)
Income tax benefit	33	12	60	105
Net income (loss) from continuing operations, before discontinued operations	37	31	(288)	(220)
Discontinued operations:
Income (loss) from operations	(2)	2	(1)	(1)
Income tax benefit (expense)	1	(1)	—	—
Net income (loss) from discontinued operations	(1)	1	(1)	(1)
Net income (loss)	36	32	(289)	(221)
Less: Net income attributable to noncontrolling interests	89	87	78	254
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(475)
Amounts attributable to Tenet Healthcare Corporation common shareholders
Net loss from continuing operations, net of tax	$(52)	$(56)	$(366)	$(474)
Net income (loss) from discontinued operations, net of tax	(1)	1	(1)	(1)
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(53)	$(55)	$(367)	$(475)
Net earnings (loss) per share attributable to Tenet Healthcare Corporation common shareholders:
Basic
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(4.72)
Discontinued operations	(0.01)	0.01	(0.01)	(0.01)
	$(0.53)	$(0.55)	$(3.64)	$(4.73)
Diluted
Continuing operations	$(0.52)	$(0.56)	$(3.63)	$(4.72)
Discontinued operations	(0.01)	0.01	(0.01)	(0.01)
	$(0.53)	$(0.55)	$(3.64)	$(4.73)
Weighted average shares and dilutive securities outstanding (in thousands):
Basic	100,000	100,612	100,812	100,475
Diluted	100,000	100,612	100,812	100,475

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING TOTAL HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)
	Three Months Ended			Nine Months Ended
	3/31/2017	6/30/2017	9/30/2017	09/30/2017

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	76	76	73	73
Total admissions	196,907	190,394	185,389	572,877
Adjusted patient admissions	347,150	342,439	332,035	1,021,811
Paying admissions (excludes charity and uninsured)	186,648	179,889	174,803	541,526
Charity and uninsured admissions	10,259	10,505	10,586	31,351
Admissions through emergency department	126,473	121,807	120,493	368,773
Paying admissions as a percentage of total admissions	94.8%	94.5%	94.3%	94.5%
Charity and uninsured admissions as a percentage of total admissions	5.2%	5.5%	5.7%	5.5%
Emergency department admissions as a percentage of total admissions	64.2%	64.0%	65.0%	64.4%
Surgeries — inpatient	51,800	52,083	50,939	154,844
Surgeries — outpatient	69,604	71,366	67,321	208,291
Total surgeries	121,404	123,449	118,260	363,135
Patient days — total	923,339	874,930	853,059	2,656,277
Adjusted patient days	1,603,698	1,552,302	1,502,831	4,663,779
Average length of stay (days)	4.69	4.60	4.60	4.64
Licensed beds (at end of period)	20,439	20,435	19,433	19,433
Average licensed beds	20,440	20,435	19,783	20,218
Utilization of licensed beds	50.2%	47.0%	46.9%	48.1%
Outpatient Visits
Total visits	2,039,942	1,981,848	1,867,471	5,889,261
Paying visits (excludes charity and uninsured)	1,908,212	1,849,697	1,741,815	5,499,724
Charity and uninsured visits	131,730	132,151	125,656	389,537
Emergency department visits	733,051	724,785	685,096	2,142,932
Paying visits as a percentage of total visits	93.5%	93.3%	93.3%	93.4%
Charity and uninsured visits as a percentage of total visits	6.5%	6.7%	6.7%	6.6%
Total emergency department admissions and visits	859,524	846,592	805,589	2,511,705
Revenues
Net inpatient revenues	$2,609	$2,555	$2,434	$7,609
Net outpatient revenues	$1,482	$1,511	$1,426	$4,418
Total patient revenues	$4,091	$4,066	$3,860	$12,027
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,250	$13,420	$13,129	$13,282
Net inpatient revenue per patient day	$2,826	$2,920	$2,853	$2,865
Net outpatient revenue per visit	$726	$762	$764	$750
Net patient revenue per adjusted patient admission	$11,785	$11,874	$11,625	$11,770
Net patient revenue per adjusted patient day	$2,551	$2,619	$2,568	$2,579
Total selected operating expenses (salaries, wages and benefits, supplies and other operating expenses) per adjusted patient admission(2)	$10,290	$10,394	$10,367	$10,348
Net Patient Revenues from:
Medicare	21.0%	20.1%	20.0%	20.4%
Medicaid	6.7%	6.9%	6.5%	6.7%
Managed care	62.3%	62.5%	62.5%	62.4%
Indemnity, self-pay and other	10.0%	10.5%	11.0%	10.5%

(1)	Represents the consolidated results of Tenet’s acute care hospitals and related outpatient facilities included in the Hospital Operations and other segment.

(2)	Excludes operating expenses from Tenet's health plans.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)
	Three Months Ended			Nine Months Ended
	3/31/2017	6/30/2017	9/30/2017	9/30/2017

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	72	72
Total admissions	189,071	182,610	181,970	553,651
Adjusted patient admissions	326,533	323,064	320,821	970,418
Paying admissions (excludes charity and uninsured)	179,763	173,034	171,791	524,588
Charity and uninsured admissions	9,308	9,576	10,179	29,063
Admissions through emergency department	121,749	116,968	118,361	357,078
Paying admissions as a percentage of total admissions	95.1%	94.8%	94.4%	94.8%
Charity and uninsured admissions as a percentage of total admissions	4.9%	5.2%	5.6%	5.2%
Emergency department admissions as a percentage of total admissions	64.4%	64.1%	65.0%	64.5%
Surgeries — inpatient	49,735	49,992	50,074	149,801
Surgeries — outpatient	67,375	68,939	66,482	202,796
Total surgeries	117,110	118,931	116,556	352,597
Patient days — total	889,667	842,835	838,215	2,570,717
Adjusted patient days	1,527,316	1,485,211	1,466,266	4,478,793
Average length of stay (days)	4.71	4.62	4.61	4.64
Licensed beds (at end of period)	19,285	19,281	19,327	19,327
Average licensed beds	19,286	19,281	19,328	19,297
Utilization of licensed beds	51.3%	48.0%	47.1%	48.8%
Outpatient Visits
Total visits	1,937,168	1,879,210	1,813,595	5,629,973
Paying visits (excludes charity and uninsured)	1,821,837	1,763,098	1,696,468	5,281,403
Charity and uninsured visits	115,331	116,112	117,127	348,570
Emergency department visits	674,547	666,865	646,331	1,987,743
Paying visits as a percentage of total visits	94.0%	93.8%	93.5%	93.8%
Charity and uninsured visits as a percentage of total visits	6.0%	6.2%	6.5%	6.2%
Total emergency department admissions and visits	796,296	783,833	764,692	2,344,821
Revenues
Net inpatient revenues	$2,505	$2,446	$2,391	$7,342
Net outpatient revenues	$1,390	$1,419	$1,386	$4,195
Total patient revenues	$3,895	$3,865	$3,777	$11,537
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,249	$13,395	$13,140	$13,261
Net inpatient revenue per patient day	$2,816	$2,902	$2,852	$2,856
Net outpatient revenue per visit	$718	$755	$764	$745
Net patient revenue per adjusted patient admission	$11,928	$11,964	$11,773	$11,889
Net patient revenue per adjusted patient day	$2,550	$2,602	$2,576	$2,576
Net Patient Revenues from:
Medicare	21.6%	20.6%	20.1%	20.8%
Medicaid	6.8%	6.8%	6.6%	6.7%
Managed care	62.2%	62.6%	62.3%	62.3%
Indemnity, self-pay and other	9.4%	10.0%	11.0%	10.2%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the nine months ended September 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SELECTED STATISTICS – CONTINUING SAME HOSPITALS(1)
(Unaudited)

(Dollars in millions except per patient day, per admission, per adjusted admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/2016	6/30/2016	9/30/2016	12/31/2016	12/31/2016

Admissions, Patient Days and Surgeries
Number of hospitals (at end of period)	72	72	72	72	72
Total admissions	195,679	186,668	186,765	184,561	753,673
Adjusted patient admissions	335,006	327,551	327,960	320,445	1,310,962
Paying admissions (excludes charity and uninsured)	186,706	177,090	176,376	175,026	715,198
Charity and uninsured admissions	8,973	9,578	10,389	9,535	38,475
Admissions through emergency department	125,406	118,054	116,234	116,374	476,068
Paying admissions as a percentage of total admissions	95.4%	94.9%	94.4%	94.8%	94.9%
Charity and uninsured admissions as a percentage of total admissions	4.6%	5.1%	5.6%	5.2%	5.1%
Emergency department admissions as a percentage of total admissions	64.1%	63.2%	62.2%	63.1%	63.2%
Surgeries - inpatient	51,719	52,363	52,556	50,971	207,609
Surgeries - outpatient	72,054	73,372	70,206	71,129	286,761
Total surgeries	123,773	125,735	122,762	122,100	494,370
Patient days - total	929,061	865,808	863,100	857,118	3,515,087
Adjusted patient days	1,579,483	1,510,969	1,508,217	1,481,786	6,080,455
Average length of stay (days)	4.75	4.64	4.62	4.64	4.66
Licensed beds (at end of period)	19,332	19,332	19,292	19,306	19,306
Average licensed beds	19,327	19,332	19,319	19,278	19,315
Utilization of licensed beds	53.4%	49.2%	48.6%	48.3%	49.9%
Outpatient Visits
Total visits	1,975,304	1,950,972	1,917,200	1,853,826	7,697,302
Paying visits (excludes charity and uninsured)	1,842,217	1,820,495	1,784,379	1,753,362	7,200,453
Charity and uninsured visits	133,087	130,477	132,821	100,464	496,849
Emergency department visits	702,777	673,544	662,625	650,573	2,689,519
Paying visits as a percentage of total visits	93.3%	93.3%	93.1%	94.6%	93.5%
Charity and uninsured visits as a percentage of total visits	6.7%	6.7%	6.9%	5.4%	6.5%
Total emergency department admissions and visits	828,183	791,598	778,859	766,947	3,165,587
Revenues
Net inpatient revenues	$2,568	$2,470	$2,533	$2,518	$10,089
Net outpatient revenues	$1,370	$1,377	$1,334	$1,371	$5,452
Total patient revenues	$3,938	$3,847	$3,867	$3,889	$15,541
Revenues on a Per Admission, Per Patient Day and Per Visit Basis
Net inpatient revenue per admission	$13,124	$13,232	$13,562	$13,643	$13,386
Net inpatient revenue per patient day	$2,764	$2,853	$2,935	$2,938	$2,870
Net outpatient revenue per visit	$694	$706	$696	$740	$708
Net patient revenue per adjusted patient admission	$11,755	$11,745	$11,791	$12,136	$11,855
Net patient revenue per adjusted patient day	$2,493	$2,546	$2,564	$2,625	$2,556
Net Patient Revenues from:
Medicare	20.4%	22.3%	20.5%	20.8%	21.0%
Medicaid	8.7%	7.6%	8.4%	8.2%	8.2%
Managed care	61.7%	59.5%	64.3%	61.2%	61.6%
Indemnity, self-pay and other	9.2%	10.6%	6.8%	9.8%	9.2%

(1) Information for our Hospital Operations and other segment is presented on a same-hospital basis, which includes the results of our same 72 hospitals operated throughout the nine months ended September 30, 2017 and 2016, and associated outpatient facilities but excludes the results of hospitals that Tenet began operating, as well as hospitals Tenet divested, since January 1, 2016.

TENET HEALTHCARE CORPORATION
SEGMENT REPORTING
(Unaudited)

(Dollars in millions)			September 30,	December 31,
			2017	2016
Assets
Hospital Operations and other			$16,249	$17,871
Ambulatory Care			5,847	5,722
Conifer			1,112	1,108
Total			$23,208	$24,701

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Capital expenditures:
Hospital Operations and other	$122	$182	$441	$557
Ambulatory Care	16	14	37	42
Conifer	6	5	14	15
Total	$144	$201	$492	$614

Net operating revenues:
Hospital Operations and other total prior to inter-segment eliminations(1)	$3,866	$4,162	$12,066	$12,761
Ambulatory Care	468	448	1,395	1,319
Conifer
Tenet	149	159	463	488
Other customers	252	239	740	681
Total Conifer revenues	401	398	1,203	1,169
Inter-segment eliminations	(149)	(159)	(463)	(488)
Total	$4,586	$4,849	$14,201	$14,761

Equity in earnings of unconsolidated affiliates:
Hospital Operations and other	$4	$3	$4	$6
Ambulatory Care	34	28	91	79
Total	$38	$31	$95	$85

Adjusted EBITDA:
Hospital Operations and other(2)	$269	$346	$924	$1,191
Ambulatory Care	159	157	476	432
Conifer	79	79	204	205
Total	$507	$582	$1,604	$1,828

Depreciation and amortization:
Hospital Operations and other	$185	$170	$560	$525
Ambulatory Care	22	22	66	69
Conifer	12	13	36	38
Total	$219	$205	$662	$632

(1)
Hospital Operations and other revenues includes health plan revenues of $10 million and $100 million for the three and nine ended September 30, 2017, respectively and $122 million and $385 million for the three and nine months ended September 30, 2016, respectively.

(2)
Hospital Operations and other Adjusted EBITDA excludes health plan EBITDA of $(6) million and $(41) million for the three and nine months ended September 30, 2017, respectively and $(6) million and $(8) million for the three and nine ended September 30, 2016, respectively.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Three Months Ended September 30,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$477	$518	$457	$507
Less: Provision for doubtful accounts	(9)	(11)	(9)	(13)
Net operating revenues(1)	468	507	448	494
Equity in earnings of unconsolidated affiliates(2)	34	—	28	—
Operating expenses:
Salaries, wages and benefits	155	122	144	119
Supplies	95	133	89	124
Other operating expenses, net	93	93	86	99
Electronic health record incentives	—	—	—	—
Depreciation and amortization	22	17	22	16
Impairment and restructuring charges, and acquisition-related costs	62	—	5	—
Gains on sales, consolidation and deconsolidation of facilities	—	—	(3)	3
Operating income	75	142	133	133
Interest expense	(35)	(6)	(35)	(6)
Other	2	—	—	5
Net income from continuing operations, before income taxes	42	136	98	132
Income tax expense	(20)	(2)	(18)	(2)
Net income	22	$134	80	$130
Less: Net income attributable to noncontrolling interests	61		69
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(39)		$11
Equity in earnings of unconsolidated affiliates		$34		$28

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 0.9% during the three months ended September 30, 2017, with cases decreasing 2.4% and revenue per case increasing 3.4%.

(2)
At September 30, 2017, 109 of the 329 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 220 facilities and account for these investments as consolidated subsidiaries.

TENET HEALTHCARE CORPORATION
STATEMENT OF OPERATIONS – AMBULATORY CARE SEGMENT
(Unaudited)

(Dollars in millions)	Nine Months Ended September 30,
	2017		2016

	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates	Ambulatory Care as Reported Under GAAP	Unconsolidated Affiliates
Net operating revenues:
Net operating revenues before provision for doubtful accounts	$1,422	$1,492	$1,346	$1,491
Less: Provision for doubtful accounts	(27)	(31)	(27)	(41)
Net operating revenues(1)	1,395	1,461	1,319	1,450
Equity in earnings of unconsolidated affiliates(2)	91	—	79	—
Operating expenses:
Salaries, wages and benefits	458	352	437	353
Supplies	285	383	266	375
Other operating expenses, net	267	290	263	303
Electronic health record incentives	—	—	—	—
Depreciation and amortization	66	49	69	51
Impairment and restructuring charges, and acquisition-related costs	70	1	9	1
Gains on sales, consolidation and deconsolidation of facilities	(7)	—	(33)	3
Operating income	347	386	387	364
Interest expense	(109)	(17)	(105)	(18)
Other	5	—	—	6
Net income from continuing operations, before income taxes	243	369	282	352
Income tax expense	(58)	(6)	(37)	(5)
Net Income	185	$363	245	$347
Less: Net income attributable to noncontrolling interests(3)	193		204
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$(8)		$41
Equity in earnings of unconsolidated affiliates		$91		$79

(1)
On a same-facility system-wide basis, net revenue in Tenet’s Ambulatory Care segment increased 3.5% during the nine months ended September 30, 2017, with cases decreasing 0.8% and revenue per case increasing 4.3%.

(2)
At September 30, 2017, 109 of the 329 facilities in the Company’s Ambulatory segment were not consolidated based on the nature of the segment’s joint venture relationships with physicians and prominent healthcare systems. Although revenues of the segment’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is nonetheless a significant portion of the Company’s overall earnings. To help analyze results of operations, management also uses system-wide operating measures such as system-wide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. We control our remaining 220 facilities and account for these investments as consolidated subsidiaries.

(3)
During the nine months ended September 30, 2016, the Company recorded $19 million of noncontrolling interests expense related to a $33 million gain on the consolidation of facilities (the gain is not included in Adjusted EBITDA) and an associated $7 million income tax benefit.

Non-GAAP Financial Measures
Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), net, (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e., the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.
Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) impairment and restructuring charges, and acquisition-related costs, (2) litigation and investigation costs, (3) gains on sales, consolidation and deconsolidation of facilities, (4) gain (loss) from early extinguishment of debt, (5) income (loss) from divested operations and closed businesses, (6) the associated impact of these five items on taxes and noncontrolling interests, and (7) net income (loss) from discontinued operations. Adjusted diluted earnings (loss) per share from continuing operations, a non-GAAP term, is defined by the Company as Adjusted net income (loss) from continuing operations attributable to Tenet Healthcare Corporation common shareholders divided by the weighted average primary or diluted shares outstanding in the reporting period.
Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) net cash provided by (used in) operating activities, less (2) purchases of property and equipment from continuing operations.
Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.
The Company believes the foregoing non-GAAP measures are useful to investors and analysts because they present additional information on the Company’s financial performance. Investors, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this release is set forth below.
The Company believes that Adjusted EBITDA is a useful measure, in part, because certain investors and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.
We use, and we believe investors and analysts use, Free Cash Flow and Adjusted Free Cash Flow as supplemental measures to analyze cash flows generated from our operations because we believe it is useful to investors in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definitions of Free Cash Flow and Adjusted Free Cash Flow do not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.
A reconciliation of Adjusted EBITDA to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #1 below for the three and nine months ended September 30, 2017 and 2016. A reconciliation of Adjusted net income from continuing operations attributable to Tenet Healthcare Corporation common shareholders to net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP measure, is set forth in Table #2 below for the three and nine months ended September 30, 2017 and 2016. A reconciliation of Free Cash Flow and Adjusted Free Cash Flow to net cash provided by (used in) operating activities, the most comparable GAAP measure, is set forth in Table #3 below for the three and nine months ended September 30, 2017 and 2016.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #1 – Reconciliation of Adjusted EBITDA to Net Income (Loss)
Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss attributable to Tenet Healthcare Corporation common shareholders	$(367)	$(8)	$(475)	$(113)
Less: Net income attributable to noncontrolling interests	(78)	(88)	(254)	(266)
Net income (loss) from discontinued operations, net of tax	(1)	1	(1)	(5)
Net income (loss) from continuing operations	(288)	79	(220)	158
Income tax benefit (expense)	60	(10)	105	(61)
Loss from early extinguishment of debt	(138)	—	(164)	—
Other non-operating expense, net	(4)	(7)	(14)	(18)
Interest expense	(257)	(243)	(775)	(730)
Operating income	51	339	628	967
Litigation and investigation costs	(6)	(4)	(12)	(291)
Gains on sales, consolidation and deconsolidation of facilities	104	3	142	151
Impairment and restructuring charges, and acquisition-related costs	(329)	(31)	(403)	(81)
Depreciation and amortization	(219)	(205)	(662)	(632)
Loss from divested and closed businesses	(6)	(6)	(41)	(8)
Adjusted EBITDA	$507	$582	$1,604	$1,828

Net operating revenues	$4,586	$4,849	$14,201	$14,761
Less: Net operating revenues from health plans	10	122	100	385
Adjusted net operating revenues	$4,576	$4,727	$14,101	$14,376

Net loss attributable to Tenet Healthcare Corporation common shareholders as a % of net operating revenues	(8.0)%	(0.2)%	(3.3)%	(0.8)%

Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	11.1%	12.3%	11.4%	12.7%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #2 – Pre-Tax, After-Tax and Earnings (Loss) Per Share Impact of Certain Items
on Continuing Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions except per share amounts)	September 30,		September 30,
	2017	2016	2017	2016
Adjustments to calculate Adjusted Diluted EPS
Impairment and restructuring charges, and acquisition-related costs(1)	$(329)	$(31)	$(403)	$(81)
Litigation and investigation costs	(6)	(4)	(12)	(291)
Gain on sales, consolidation and deconsolidation of facilities(2)	104	3	142	151
Loss from early extinguishment of debt(3)	(138)	—	(164)	—
Loss from divested and closed businesses	(6)	(6)	(41)	(11)
Pre-tax impact	(375)	(38)	(478)	(232)
Tax impact of above items	26	10	65	37
Total after-tax impact	(349)	(28)	(413)	(195)
Noncontrolling interests impact	—	(1)	—	(19)
Total loss from items above	$(349)	$(29)	$(413)	$(214)

Net loss attributable to common shareholders	$(367)	$(8)	$(475)	$(113)
Less net income (loss) from discontinued operations, net of tax	(1)	1	(1)	(5)
Net loss from continuing operations, net of tax	(366)	(9)	(474)	(108)
Net loss from adjustments above	349	29	413	214
Adjusted net income (loss) from continuing operations attributable to common shareholders	$(17)	$20	$(61)	$106

Weighted average dilutive shares outstanding (in thousands)	100,812	100,978	100,475	100,680
Diluted earnings (loss) per share from continuing operations	$(3.63)	$(0.09)	$(4.72)	$(1.09)
Adjusted diluted earnings (loss) per share from continuing operations	$(0.17)	$0.20	$(0.61)	$1.05

(1)
Impairment and restructuring charges, and acquisition-related costs of $329 million in the three months ended September 30, 2017 were primarily related to the write-down of assets held for sale in Philadelphia and the United Kingdom to their estimated fair value less the estimated costs to sell.  The Company’s results in the three months ended September 30, 2017 do not include restructuring charges related to the Company’s $150 million cost reduction initiative; these charges will be recorded in the three months ending December 31, 2017.

(2)
Gain on sales, consolidation and deconsolidation of facilities of $104 million in the three months ended September 30, 2017 was primarily related to a gain on sale of the Company’s former hospitals, physician practices and related assets in Houston, Texas and the surrounding area.

(3)	Loss from early extinguishment of debt of $138 million in the three months ended September 30, 2017 was related to the Company’s refinancing transactions and debt redemption in the quarter.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #3 – Reconciliations of Free Cash Flow and Adjusted Free Cash Flow
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	September 30,		September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$308	$269	$709	$851
Purchases of property and equipment	(144)	(201)	(492)	(614)
Free cash flow	$164	$68	$217	$237

Net cash provided by (used in) investing activities	$535	$(204)	$227	$(150)
Net cash used in financing activities	$(889)	$(72)	$(1,223)	$(408)

Net cash provided by operating activities	$308	$269	$709	$851
Less: Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(26)	(33)	(88)	(132)
Net cash (used in) provided by operating activities from discontinued operations	(1)	1	(3)	1
Adjusted net cash provided by operating activities – continuing operations	335	301	800	982
Purchases of property and equipment – continuing operations	(144)	(201)	(492)	(614)
Adjusted free cash flow – continuing operations	$191	$100	$308	$368

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #4 – Reconciliation of Outlook Adjusted EBITDA to
Outlook Net Income Attributable to Tenet Healthcare Corporation Common Shareholders
(Unaudited)

(Dollars in millions, except per share amounts)	Q4 2017		2017
	Low	High	Low	High
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$98	$108	$(377)	$(367)
Less: Net income attributable to noncontrolling interests	(116)	(126)	(370)	(380)
Net income (loss) from discontinued operations, net of tax	(4)	1	(5)	—
Income (loss) from continuing operations	218	233	(2)	13
Income tax (expense) benefit	(65)	(60)	40	45
Income (loss) from continuing operations, before income taxes	283	293	(42)	(32)
Interest expense	(245)	(255)	(1,020)	(1,030)
Loss on early extinguishment of debt	—	—	(164)	(164)
Other non-operating expense, net	(6)	(6)	(20)	(20)
Operating income	534	554	1,162	1,182
Gains on sales, consolidation and deconsolidation of facilities(1)	—	—	142	142
Impairment and restructuring charges, acquisition-related costs and litigation costs and settlements(2)	(35)	(45)	(450)	(460)
Depreciation and amortization	(198)	(208)	(860)	(870)
Loss from divested and closed businesses	(4)	(14)	(45)	(55)
Adjusted EBITDA	$771	$821	$2,375	$2,425
Net income (loss) from continuing operations	$102	$107	$(372)	$(367)
Net income (loss) from continuing operations as a % of operating revenues	2.1%	2.1%	(2.0)%	(1.9)%
Net operating revenues	$4,804	$5,014	$19,005	$19,215
Less: Net operating revenues from health plans	5	15	105	115
Adjusted net operating revenues	$4,799	$4,999	$18,900	$19,100
Adjusted EBITDA as % of adjusted net operating revenues (Adjusted EBITDA margin)	16.1%	16.4%	12.6%	12.7%
Adjusted EBITDA	$771	$821	$2,375	$2,425
Depreciation and amortization	(198)	(208)	(860)	(870)
Interest expense	(245)	(255)	(1,020)	(1,030)
Other non-operating expense, net	(6)	(6)	(20)	(20)
Adjusted income from continuing operations before income taxes	322	352	475	505
Income tax benefit (expense)	(85)	(90)	(45)	(50)
Adjusted income from continuing operations	237	262	430	455
Net income attributable to noncontrolling interests	(116)	(126)	(370)	(380)
Adjusted net income from continuing operations attributable to common shareholders	$121	$136	$60	$75
Basic weighted average shares outstanding (in millions)	101	101	101	101
Fully diluted weighted average shares outstanding (in millions)	101	101	101	101
Diluted earnings (loss) per share from continuing operations	$1.01	$1.06	$(3.68)	$(3.63)
Adjusted diluted earnings (loss) per share from continuing operations	$1.20	$1.35	$0.59	$0.74

(1)
The Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements and gains on sales, consolidation and deconsolidation of facilities because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items are indeterminable at the time the Company provides its financial Outlook.

(2)
In conjunction with the Company's recently announced $150 million cost reduction initiative, the Company expects to recognize a pre-tax restructuring charge of approximately $40 million in the fourth quarter of 2017. Substantially all of these costs relate to employee severance.

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP disclosures
Table #5 – Reconciliation of Outlook Adjusted Free Cash Flow
for the Year Ending December 31, 2017

(Dollars in millions)	2017
	Low	High
Net cash provided by operating activities	$1,017	$1,267
Less: Payments for restructuring charges, acquisition-related costs and litigation costs and settlements(1)	(103)	(108)
Net cash used in operating activities from discontinued operations	(5)	—
Adjusted net cash provided by operating activities – continuing operations	1,125	1,375
Purchases of property and equipment – continuing operations	(675)	(725)
Adjusted free cash flow – continuing operations(2)	$450	$650

(1)
Company does not forecast impairment and restructuring charges, acquisition-related costs and litigation costs and settlements because the Company does not believe that it can forecast these items with sufficient accuracy since some of these items may be indeterminable at the time the Company provides its financial Outlook. In conjunction with the Company's recently announced $150 million cost reduction initiative, the Company expects to recognize payments of approximately $15 million to $20 million in the fourth quarter of 2017. Substantially all of these payments relate to employee severance.

(2)
The Company's definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company's Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interests, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interests.